Exhibit 99.1

Contact: Joel S. Marcus
Chief Executive Officer
Alexandria Real Estate Equities, Inc.
(626) 578-9693

Alexandria Real Estate Equities, Inc.
Reports
Third Quarter 2006 Results

- Company Reports Funds from Operations Per Share (Diluted) of $1.32, up 9%
over Third Quarter 2005, and Earnings Per Share (Diluted) of $0.56 -

Highlights

  Third Quarter 2006 Funds from Operations (FFO) Per Share (Diluted) of $1.32 up 9%
  Third Quarter 2006 Total Revenues up 37%, FFO Available to Common Stockholders up 36%
  Third Quarter 2006 Earnings Per Share (Diluted) of $0.56
  Executed 36 Leases for 441,000 Square Feet
  Third Quarter 2006 GAAP Rental Rate Increase of 19%
  Third Quarter 2006 GAAP Same Property Revenues Less Operating Expenses up 2.2% Over Third Quarter 2005
  Added Nine Properties aggregating 1.2 Million Square Feet
  Added One Land Parcel with 24,000 Developable Square Feet
  Completed Redevelopment of Multiple Spaces at Four Properties aggregating 125,000 Square Feet
  Completed Ground-Up Development of One Property aggregating 127,000 Square Feet
  Commenced Ground-Up Development of One Property aggregating 133,000 Square Feet
  Closed $146 Million Fixed Rate Financing
  In October 2006, Closed $1.4 Billion Credit Facility Agreement Consisting of an $800 Million Unsecured Revolving Credit Facility and a $600 Million Term Loan
  In November 2006, Added a Campus with 185,000 Square Feet of Existing Space including a Land Bank providing for 425,000 of Developable Square Feet (which includes the Existing Space)

PASADENA, CA. - November 2, 2006 -- Alexandria Real Estate Equities, Inc. (NYSE: ARE) today announced operating and financial results for the third quarter 2006.

For the third quarter of 2006, we reported total revenues of $85,208,000 and FFO available to common stockholders of $35,230,000, or $1.32 per share (diluted), compared to total revenues of $62,026,000 and FFO available to common stockholders of $25,969,000, or $1.21 per share (diluted), for the third quarter of 2005. Comparing the third quarter of 2006 to the third quarter of 2005, total revenues increased 37%, FFO available to common stockholders increased 36% and FFO per share (diluted) increased 9%. For the nine months ended September 30, 2006, we reported total revenues of $224,283,000 and FFO available to common stockholders of $92,611,000, or $3.82 per share (diluted), compared to total revenues of $174,358,000 and FFO available to common stockholders of $75,097,000, or $3.60 per share (diluted) for the nine months ended September 30, 2005. Comparing the nine months ended September 30, 2006 to the nine months ended September 30, 2005, total revenues increased 29%, FFO available to common stockholders increased 23% and FFO per share (diluted) increased 6%.

FFO is a non-GAAP measure widely used by publicly-traded real estate investment trusts. A reconciliation of GAAP net income available to common stockholders to FFO available to common stockholders, on both an aggregate and a per share diluted basis, is included in the financial information accompanying this press release. The primary reconciling item between GAAP net income available to common stockholders and FFO available to common stockholders is depreciation and amortization expense. Depreciation and amortization expense for the three months ended September 30, 2006 and 2005 was $19,973,000 and $14,073,000, respectively. Depreciation and amortization expense for the nine months ended September 30, 2006 and 2005 was $51,585,000 and $39,965,000, respectively. Net income available to common stockholders for the third quarter of 2006 was $14,942,000, or $0.56 per share (diluted), compared to net income available to common stockholders of $11,969,000, or $0.56 per share (diluted) for the third quarter of 2005. Net income available to common stockholders for the nine months ended September 30, 2006 was $40,814,000, or $1.68 per share (diluted), compared to net income available to common stockholders of $35,186,000, or $1.69 per share (diluted) for the nine months ended September 30, 2005.

For the third quarter 2006, we executed a total of 36 leases for approximately 441,000 square feet of space at 25 different properties (excluding month-to-month leases). Of this total, approximately 221,000 square feet were for new or renewal leases related to previously leased space and approximately 220,000 square feet were for redeveloped, developed or previously vacant space. Of the 220,000 square feet, approximately 115,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 105,000 square feet for previously vacant space. Rental rates for these new or renewal leases were on average approximately 19% higher (on a GAAP basis) than rental rates for expiring leases. For the nine months ended September 30, 2006, we executed a total of 85 leases for approximately 1,196,000 square feet of space at 46 different properties (excluding month-to-month leases). Of this total, approximately 552,000 square feet were for new or renewal leases related to previously leased space and approximately 644,000 square feet were for redeveloped, developed or previously vacant space. Of the 644,000 square feet, approximately 426,000 square feet were delivered from our redevelopment or development programs, with the remaining approximately 218,000 square feet for previously vacant space. Rental rates for new or renewal leases were on average approximately 14% higher (on a GAAP basis) than rental rates for expiring leases.

During the third quarter of 2006, we added nine properties aggregating approximately 1.2 million square feet. The aggregate contract price was approximately $626 million and included the assumption of secured notes payable of approximately $225 million and minority interests of approximately $37 million. Also during the third quarter of 2006, we added one land parcel with approximately 24,000 developable square feet. We paid approximately $1 million cash for this land parcel.

As of September 30, 2006, approximately 88% of our leases (on a square footage basis) were triple net leases, requiring tenants to pay substantially all real estate taxes and insurance, common area and other operating expenses, including increases thereto. In addition, as of September 30, 2006, approximately 5% of our leases (on a square footage basis) required the tenants to pay a majority of operating expenses. Additionally, as of September 30, 2006, approximately 91% of our leases (on a square footage basis) provided for the recapture of certain capital expenditures and approximately 89% of our leases (on a square footage basis) contained effective annual rent escalations that are either fixed or indexed based on the consumer price index or another index.

Based on our current view of existing market conditions and certain current assumptions, we have updated our prior guidance for FFO per share (diluted) and earnings per share (diluted) as follows:

2006
FFO per share (diluted)	$5.16
Earnings per share (diluted)	$2.22

Alexandria Real Estate Equities, Inc. is a publicly-traded real estate investment trust focused principally on the ownership, operation, management, acquisition and selective redevelopment and development for our Life Science Real Estate NicheSM. Our properties are designed and improved for lease primarily to institutional (universities and independent not-for-profit institutions), pharmaceutical, biotechnology, medical device, life science product, service, biodefense and translational research entities, as well as government agencies. Our asset base currently consists of 154 properties comprising approximately 10.9 million square feet plus an imbedded pipeline for the ground-up development of approximately 6.1 million additional square feet.

This press release contains forward-looking statements, including earnings guidance, within the meaning of the federal securities laws. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our Annual Report on Form 10-K and our other periodic reports filed with the Securities and Exchange Commission.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Financial Information
(Dollars in thousands, except per share data)
(Unaudited)

                                                                   Three Months       Three Months        Nine Months        Nine Months
                                                                       Ended              Ended              Ended              Ended
                                                                 September 30, 2006 September 30, 2005 September 30, 2006 September 30, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Income statement data
Total revenues                                                  $          85,208  $          62,026  $         224,283  $         174,358

Expenses
  Rental operations                                                        19,868             13,950             49,641             38,836
  General and administrative                                                6,653              5,993             19,374             15,180
  Interest                                                                 19,041             13,160             50,223             35,729
  Depreciation and amortization                                            19,973             13,744             51,416             39,338
                                                                 -----------------  -----------------  -----------------  -----------------
                                                                           65,535             46,847            170,654            129,083
Minority interests' share of income                                           709                234              1,449                257
                                                                 -----------------  -----------------  -----------------  -----------------
Income from continuing operations                                          18,964             14,945             52,180             45,018

Income from discontinued operations, net                                       --              1,046                701              2,235
                                                                 -----------------  -----------------  -----------------  -----------------
Net income                                                                 18,964             15,991             52,881             47,253

Dividends on preferred stock                                                4,022              4,022             12,067             12,067
                                                                 -----------------  -----------------  -----------------  -----------------
Net income available to common stockholders                     $          14,942  $          11,969  $          40,814  $          35,186
                                                                 =================  =================  =================  =================

Weighted average shares of common stock outstanding
    Basic                                                              26,323,345         21,091,183         23,848,661         20,504,633
                                                                 =================  =================  =================  =================
    Diluted                                                            26,714,050         21,486,731         24,268,236         20,857,755
                                                                 =================  =================  =================  =================

Earnings per share - basic
   Continuing operations (net of preferred stock dividends)     $            0.57  $            0.52  $            1.68  $            1.61
   Discontinued operations, net                                                --               0.05               0.03               0.11
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - basic                                   $            0.57  $            0.57  $            1.71  $            1.72
                                                                 =================  =================  =================  =================
Earnings per share - diluted
   Continuing operations (net of preferred stock dividends)     $            0.56  $            0.51  $            1.65  $            1.58
   Discontinued operations, net                                                --               0.05               0.03               0.11
                                                                 -----------------  -----------------  -----------------  -----------------
   Earnings per share - diluted                                 $            0.56  $            0.56  $            1.68  $            1.69
                                                                 =================  =================  =================  =================

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Financial Information
 (Unaudited)

Funds from Operations

Generally accepted accounting principles ("GAAP") basis accounting for real estate assets utilizes historical cost accounting and assumes real estate values diminish over time. In an effort to overcome the difference between real estate values and historical cost accounting for real estate assets, the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") established the measurement tool of Funds From Operations ("FFO"). Since its introduction, FFO has become a widely used non- GAAP financial measure by REITs. We believe that FFO is helpful to investors as an additional measure of the performance of an equity REIT. We compute FFO in accordance with standards established by the Board of Governors of NAREIT in its April 2002 White Paper (the "White Paper") and related implementation guidance, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. While FFO is a relevant and widely used measure of operating performance for REITs, it should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of financial performance, or to cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions.

The following table presents a reconciliation of net income available to common stockholders, the most directly comparable GAAP financial measure to FFO, to funds from operations available to common stockholders for the three and nine months ended September 30, 2006 and 2005 (in thousands, except per share data):

                                                                   Three Months       Three Months        Nine Months        Nine Months
                                                                       Ended              Ended              Ended              Ended
                                                                 September 30, 2006 September 30, 2005 September 30, 2006 September 30, 2005
                                                                 -----------------  -----------------  -----------------  -----------------
Reconciliation of net income available to common stockholders to funds from operations available to common stockholders

Net income available to common stockholders                     $          14,942  $          11,969  $          40,814  $          35,186
Add:
   Depreciation and amortization (1)                                       19,973             14,073             51,585             39,965
   Minority interests' share of income                                        709                234              1,449                257
Subtract:
   Gain on sales of property (2)                                               --                (36)               (59)               (36)
   FFO allocable to minority interest                                        (394)              (271)            (1,178)              (275)
                                                                 -----------------  -----------------  -----------------  -----------------
Funds from operations available to common stockholders          $          35,230  $          25,969  $          92,611  $          75,097
                                                                 =================  =================  =================  =================
FFO per share
   Basic                                                        $            1.34  $            1.23  $            3.88  $            3.66
                                                                 =================  =================  =================  =================
   Diluted                                                      $            1.32  $            1.21  $            3.82  $            3.60
                                                                 =================  =================  =================  =================

Reconciliation of earnings per share (diluted) to
   FFO per share (diluted)

Earnings per share (diluted)                                    $            0.56  $            0.56  $            1.68  $            1.69
   Depreciation and amortization (1)                                         0.75               0.65               2.13               1.91
   Minority interests' share of income                                       0.03               0.01               0.06               0.01
   Gain on sales of property (2)                                               --                 --                 --                 --
   FFO allocable to minority interest                                       (0.02)             (0.01)             (0.05)             (0.01)
                                                                 -----------------  -----------------  -----------------  -----------------
FFO per share (diluted)                                         $            1.32  $            1.21  $            3.82  $            3.60
                                                                 =================  =================  =================  =================

  Includes depreciation and amortization on assets "held for sale" reflected as discontinued operations (for the periods prior to when such assets were designated as "held for sale").

  Gain on sales of property relates to the disposition of one property in the New Jersey/Suburban Philadelphia market during the third quarter of 2006, two properties in the Suburban Washington D.C. market during the third quarter of 2006 and one property in the Southeast market during the third quarter of 2005. Gain on sales of property is included in the income statement in income from discontinued operations, net.

Alexandria Real Estate Equities, Inc. and Subsidiaries
Supplemental Financial Information

(Dollars in thousands, except per share data)
(Unaudited)

                                                                       Quarterly Supplemental Financial Information
                                                                                For the Three Months Ended
                                                      09/30/2006      06/30/2006     03/31/2006      12/31/2005   09/30/2005
Operational data                                      -----------    ------------    -----------     -----------  -----------
Breakdown of revenues from continuing operations (a)
   Rental income                                     $    64,250          54,739         52,546     $    50,231  $    47,523
   Tenant recoveries                                      17,527          13,265         14,047          13,052       13,153
   Other income                                            3,431           2,480          1,998           1,658        1,350
                                                      -----------    ------------    -----------     -----------  -----------
   Total                                             $    85,208          70,484         68,591     $    64,941  $    62,026
                                                      ===========    ============    ===========     ===========  ===========
Funds from operations per share - diluted (b)        $      1.32            1.26           1.24     $      1.22  $      1.21
Dividends per share on common stock                  $      0.72            0.70           0.70     $      0.70  $      0.68
Dividend payout ratio (common stock) (c)                    59.6%           63.7%          57.0%           57.2%        59.0%
Straight-line rent                                   $     4,515           3,674          2,977     $     1,492  $     3,020
                                                                                      As of
                                                      09/30/2006      06/30/2006     03/31/2006      12/31/2005   09/30/2005
Other data                                            -----------    ------------    -----------     -----------  -----------
Number of shares of common stock outstanding
   at end of period                                   28,957,698      26,387,076     22,555,587      22,441,294   22,437,761
Number of properties (d)
   Acquired/added/completed during period                     10               5              6               6            5
   Sold/reconstructed during period                           --              (3)            --              --           (1)
   Owned at end of period                                    151             141            139             133          127
Rentable square feet (d)
   Acquired/added/completed during period              1,343,365         386,776        380,043         415,978      301,458
   Sold/reconstructed during period                           --        (268,099)            --              --      (16,500)
   Owned at end of period                             10,633,286       9,289,921      9,171,244       8,791,201    8,375,223

Debt to total market capitalization (e)
Total debt                                           $ 1,721,348       1,305,103      1,544,430     $ 1,406,666  $ 1,271,698
Preferred stock                                          194,142         193,866        193,917         192,419      196,420
Common stock                                           2,716,232       2,340,006      2,150,224       1,806,524    1,855,378
                                                      -----------    ------------    -----------     -----------  -----------
Total market capitalization                          $ 4,631,722       3,838,975      3,888,571     $ 3,405,609  $ 3,323,496
                                                      ===========    ============    ===========     ===========  ===========
Debt to total market capitalization                         37.2%           34.0%          39.7%           41.3%        38.3%

  The historical results above exclude the results of assets "held for sale" which have been reflected as discontinued operations.
  See page 5 for a reconciliation of earnings per share (diluted) to FFO per share (diluted).
  Dividend payout ratio (common stock) is the ratio of the absolute dollar amount of dividends on our common stock (common stock shares outstanding on the respective record date multiplied by the related dividend per share) to funds from operations for the respective quarter.
  Includes assets "held for sale" during the applicable periods such assets were "held for sale".
  Debt to market capitalization is the ratio of total debt (secured notes payable and unsecured line of credit and unsecured term loan) to total market capitalization. Total market capitalization is equal to the outstanding shares of preferred stock and common stock multiplied by the related closing prices at the end of each period presented, plus total debt.

Alexandria Real Estate Equities, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(IN THOUSANDS)

                                                        September 30,    December 31,
                                                            2006           2005
                                                        ------------   ------------
                                                        (Unaudited)
Assets

  Rental properties, net                               $  2,683,222  $   1,788,818
  Properties under development and development land         326,392        329,338
  Cash and cash equivalents                                   7,821          3,911
  Tenant security deposits and other restricted cash         43,772         21,013
  Tenant receivables                                          5,012          4,764
  Deferred rent                                              62,820         54,573
  Investments                                                72,096         82,010
  Other assets                                              104,707         78,023
                                                       ------------- --------------
     Total assets                                      $  3,305,842  $   2,362,450
                                                       ============= ==============

Liabilities and Stockholders' Equity
  Secured notes payable                                $  1,169,348  $     666,666
  Unsecured line of credit and unsecured term loan          552,000        740,000
  Accounts payable, accrued expenses and
   tenant security deposits                                 149,278         86,391
  Dividends payable                                          24,692         19,478
                                                       ------------- --------------
     Total liabilities                                    1,895,318      1,512,535
                                                       ------------- --------------
  Minority interest                                          57,389         20,115
  Stockholders' equity:
   Series B preferred stock                                  57,500         57,500
   Series C preferred stock                                 129,638        129,638
   Common stock                                                 290            224
   Additional paid-in capital                             1,140,088        607,405
   Accumulated other comprehensive income                    25,619         35,033
                                                       ------------- --------------
     Total stockholders' equity                           1,353,135        829,800
                                                       ------------- --------------
       Total liabilities and stockholders' equity      $  3,305,842  $   2,362,450
                                                       ============= ==============

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Debt
September 30, 2006
(Dollars in thousands)
(Unaudited)

Principal Maturities/Rates
                                     Secured Debt                      Unsecured Debt
                          ----------------------------      ----------------------------
                                           Weighted                          Weighted
                                            Average                           Average
         Year               Amount        Interest Rat(1)     Amount        Interest Rat(2)
-----------------------  ------------    -------------      -----------    -------------
         2006            $    14,034         6.26%         $        --          --
         2007                 85,144         6.23%              52,000         6.48%    (3)
         2008                289,910         6.17%                  --          --
         2009                 45,955         6.26%             500,000         5.43%    (4)
         2010                 93,358         6.23%                  --          --
      Thereafter             638,761         6.09%                  --          --
                         ------------                       -----------
       Subtotal            1,167,162                           552,000
  Unamortized Premium          2,186                                --
                         ------------                       -----------
         Total           $ 1,169,348                       $   552,000
                         ============                       ===========

Secured and Unsecured Debt Analysis

                                                                      Weighted
                                             % of   Weighted Average   Average
                                Balance     Balance Interest Rate     Maturity
                              -----------   ------- --------------   -----------
Secured Debt                 $ 1,169,348      67.9%     6.26%         5.5 Years
Unsecured Debt                   552,000      32.1%     5.53%     (5) 3.0 Years
                              -----------   ------- --------------   -----------
Total Debt                   $ 1,721,348     100.0%     6.02%         4.7 Years
                              ===========   ======= ==============   ===========

Fixed and Floating Rate Debt Analysis

                                                                      Weighted
                                             % of   Weighted Average   Average
                                Balance     Balance Interest Rate     Maturity
                              -----------   ------- --------------   -----------
Fixed Rate Debt              $   949,741      55.2%     6.14%         6.2 Years
Floating Rate Debt - Hedged      500,000      29.0%     5.43%     (5) 3.2 Years
Floating Rate Debt - Unhedged    271,607      15.8%     6.70%         2.1 Years
                              -----------   ------- --------------   -----------
Total Debt                   $ 1,721,348     100.0%     6.02%         4.7 Years
                              ===========   ======= ==============   ===========

  The weighted average interest rate related to our secured debt is calculated based on the outstanding debt as of October 1, 2006, and as of January 1st for each year thereafter.
  The weighted average interest rates related to our unsecured line of credit and unsecured term loan are calculated based on borrowings outstanding as of September 30, 2006.
  The unsecured line of credit matures in December 2007 and may be extended at our sole option for an additional one-year period.
  The unsecured term loan matures in December 2009. The weighted average interest rate includes the effect of our interest rate swap agreements.
  The weighted average interest rates include the effect of our interest rate swap agreements. See further detail of our interest rate agreements on page 9.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Interest Rate Swap Agreements (1)
September 30, 2006
(Dollars in thousands)
(Unaudited)

                                                             Effective at
                                                Notional     September 30,  Interest
Transaction Dates         Effective Dates       Amounts          2006     Pay Rates (2) Termination Dates
----------------------- --------------------  ------------ -------------- ------------  -----------------

December 2003           December 30, 2005    $     50,000         50,000     4.150%     December 29, 2006

December 2003           December 29, 2006          50,000             --     5.090%     October 31, 2008

March 2004              December 31, 2004          25,000         25,000     2.956%     December 31, 2006

March 2004              December 31, 2004          25,000         25,000     2.956%     December 31, 2006

April 2004              April 28, 2006             50,000         50,000     4.230%     April 30, 2007

April 2004              April 30, 2007             50,000             --     4.850%     April 30, 2008

June 2004               June 30, 2005              50,000         50,000     4.343%     June 30, 2007

December 2004           December 31, 2004          50,000         50,000     3.590%     January 2, 2008

December 2004           January 3, 2006            50,000         50,000     3.927%     July 1, 2008

May 2005                December 30, 2005          25,000         25,000     4.120%     November 30, 2006

May 2005                June 30, 2006              50,000         50,000     4.270%     June 29, 2007

May 2005                November 30, 2006          25,000             --     4.330%     November 30, 2007

May 2005                June 29, 2007              50,000             --     4.400%     June 30, 2008

May 2005                November 30, 2007          25,000             --     4.460%     November 28, 2008

May 2005                June 30, 2008              50,000             --     4.509%     June 30, 2009

May 2005                November 28, 2008          25,000             --     4.615%     November 30, 2009

December 2005           December 29, 2006          50,000             --     4.730%     November 30, 2009

December 2005           December 29, 2006          50,000             --     4.740%     November 30, 2009

December 2005           January 2, 2008            50,000             --     4.768%     December 31, 2010

June 2006               June 30, 2006             125,000        125,000     5.299%     September 30, 2009

June 2006               October 31, 2008           50,000             --     5.340%     December 31, 2010

June 2006               October 31, 2008           50,000             --     5.347%     December 31, 2010

June 2006               June 30, 2008              50,000             --     5.325%     June 30, 2010

June 2006               June 30, 2008              50,000             --     5.325%     June 30, 2010
                                                           --------------
Total Notional Amount in Effect at September 30, 2006       $    500,000
                                                           ==============
  For all interest rate swap agreements, interest is received based on one month LIBOR.
  The interest pay rates represent the interest rate we will pay for one month LIBOR under the respective interest rate swap agreement. These rates do not include any spread in addition to one month LIBOR that is due monthly as interest expense under our unsecured line of credit and unsecured term loan.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Same Property Comparisons
(Dollars in thousands)
(Unaudited)

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Quarter Ended                       Quarter Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                          09/30/06     09/30/05  % Change     09/30/06    09/30/05  % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $   54,327  $   53,024       2.5%   $   52,289  $   50,184      4.2%
Operating expenses          12,733      12,323       3.3%       12,733      12,323      3.3%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $   41,594  $   40,701       2.2%   $   39,556  $   37,861      4.5%
                         ==========  ========== =========    ==========  ========== ========

                                   GAAP Basis    (1)                   Cash Basis  (1)
                         --------------------------------    -------------------------------
                                   Nine Months Ended                   Nine Months Ended
                         ----------  ---------- ---------    ----------  ---------- --------
                         09/30/06     09/30/05  % Change      09/30/06    09/30/05  % Change
                         ----------  ---------- ---------    ----------  ---------- --------

Revenue (2)             $  142,160  $  138,953       2.3%   $  136,580  $  131,161      4.1%
Operating expenses          32,318      31,920       1.2%       32,318      31,920      1.2%
                         ----------  ---------- ---------    ----------  ---------- --------
Revenue less
operating expenses      $  109,842  $  107,033       2.6%   $  104,262  $   99,241      5.1%
                         ==========  ========== =========    ==========  ========== ========

NOTE: This summary represents operating data for all properties that were owned and fully operating for the entire periods presented (the "Third Quarter Same Properties") for the Quarter periods and (the "Nine Months Same Properties") for the Nine Month periods. Same Property Occupancy for the quarters ended September 30, 2006 and 2005 was 94.7% and 94.0%, respectively. Same Property Occupancy for the nine months ended September 30, 2006 and 2005 was 94.7% and 94.4%, respectively. Properties under redevelopment are excluded from same property results. If the portion of redevelopment properties not under active redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the Third Quarter Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the quarters ended September 30, 2006 and 2005 would have been 2.4% and 5.5%, respectively. If the portion of redevelopment properties not under active redevelopment were included in the Same Property results, the percentage change in GAAP Basis and Cash Basis revenue less operating expenses associated with the Nine Months Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses for the nine months ended September 30, 2006 and 2005 would have been 3.4% and 6.9%, respectively.

  Revenue less operating expenses computed under GAAP is total revenue associated with the Third Quarter Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses. Under GAAP, rental revenue is recognized on a straight-line basis over the respective lease terms. Revenue less operating expenses on a cash basis is total revenue associated with the Third Quarter Same Properties, as applicable, (excluding lease termination fees, if any) less property operating expenses, adjusted to exclude the effect of straight-line rent adjustments required by GAAP. Straight-line rent adjustments for the quarters ended September 30, 2006 and 2005 for the Third Quarter Same Properties were $2,038,000 and $2,840,000, respectively. Straight-line rent adjustments for the nine months ended September 30, 2006 and 2005 for the Nine Months Same Properties were $5,580,000 and $7,792,000, respectively. We believe that revenue less operating expenses on a cash basis is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent adjustments to rental revenue.
  Fees received from tenants in connection with termination of their leases, if any, are excluded from revenue in the Same Property Comparisons.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Properties
(Dollars in thousands)

                                                                      September 30, 2006                             June 30, 2006
                                         -------------------------------------------------------------------------   -------------
                                                          Rentable Square Feet
                                          Number of  -----------------------------------  Annualized    Occupancy      Occupancy
                                         Properties   Operating  Redevelopmen   Total     Base Rent (1)Percentage (1) Percentage  (2)
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Markets
California - Los Angeles Metro                    2      40,443      20,560      61,003  $      882          86.4%       82.5%
California - San Diego                           27   1,151,606     158,650   1,310,256      29,955          93.3%       94.0%
California - San Francisco Bay                   21   1,493,891      88,400   1,582,291      44,853          94.4%       92.7%
Eastern Massachusetts                            35   2,722,031     207,526   2,929,557      92,433          95.3%       96.3%
New Jersey/Suburban Philadelphia                  8     443,349         --      443,349       8,906          96.6%      100.0%
Southeast                                        11     539,203      45,841     585,044       8,802          78.8%(3)    80.8%    (3)
Suburban Washington D.C.                         32   2,575,370         --    2,575,370      53,805          92.8%       93.1%
Washington - Seattle                             12     837,335      12,719     850,054      24,937          89.0%       88.5%
International - Canada                            3     296,362         --      296,362       6,490         100.0%      100.0%
                                         ----------- ----------- ----------- ----------- -----------   -----------   -------------
Total Properties                                151  10,099,590     533,696  10,633,286  $  271,063          93.1%(4)    93.1%    (5)
                                         =========== =========== =========== =========== ===========   ===========   =============

  Excludes spaces at properties totaling 533,696 square feet undergoing a permanent change in use to office/laboratory space through redevelopment.
  Excludes spaces at properties totaling 479,056 sqaure feet undergoing a permanent change in use to office/laboratory space through development.
  Substantially all of the vacant space is office or warehouse space.
  Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of September 30, 2006 was 88.4%. See page 16 for additional information on our redevelopment program.
  Including spaces undergoing a permanent change in use to office/laboratory space through redevelopment, occupancy as of June 30, 2006 was 88.3%. See page 16 for additional information on our redevelopment program.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Leasing Activity
For the Quarter Ended September 30, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         40       372,316   $22.04      --       --         --         --
    GAAP Basis                         40       372,316   $21.17      --       --         --         --
  Renewed/Releasable Space Leased
    Cash Basis                         15       220,731   $21.09    $22.10    4.8%       $1.94    4.8 years
    GAAP Basis                         15       220,731   $19.69    $23.41    18.9%      $1.94    4.8 years
  Month-to-Month Leases In Effect
    Cash Basis                         15        58,335   $20.74    $20.74     --         --         --
    GAAP Basis                         15        58,335   $20.74    $20.74     --         --         --
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         21       219,719     --      $30.41     --        $6.83    5.9 years
    GAAP Basis                         21       219,719     --      $30.89     --        $6.83    5.9 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         36       440,450     --      $26.25     --        $4.38    5.4 years
    GAAP Basis                         36       440,450     --      $27.14     --        $4.38    5.4 years
  Including Month-to-Month Leases
    Cash Basis                         51       498,785     --      $25.60     --         --         --
    GAAP Basis                         51       498,785     --      $26.39     --         --         --

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Leasing Activity
For the Nine Months Ended September 30, 2006

                                                                                      TI's/Lease
                                                                             Rental   Commissions  Average
                                     Number     Square   Expiring     New     Rate        Per       Lease
                                    of Leases  Footage     Rates     Rates   Changes  Square Foot   Terms
                                    --------- ---------- --------- --------- -------  ----------- ---------
Leasing Activity

  Lease Expirations
    Cash Basis                         80       816,044   $23.81      --       --         --         --
    GAAP Basis                         80       816,044   $22.69      --       --         --         --
  Renewed/Releasable Space Leased
    Cash Basis                         40       551,804   $22.86    $24.04    5.2%       $3.21    4.6 years
    GAAP Basis                         40       551,804   $21.60    $24.60    13.9%      $3.21    4.6 years
  Month-to-Month Leases In Effect
    Cash Basis                         15        58,335   $20.74    $20.74     --         --         --
    GAAP Basis                         15        58,335   $20.73    $20.74     --         --         --
  Redeveloped/Developed/
  Vacant Space Leased
    Cash Basis                         45       643,745     --      $30.67     --        $5.52    7.4 years
    GAAP Basis                         45       643,745     --      $33.11     --        $5.52    7.4 years
Leasing Activity Summary
  Excluding Month-to-Month Leases
    Cash Basis                         85     1,195,549     --      $27.61     --        $4.45    6.1 years
    GAAP Basis                         85     1,195,549     --      $29.18     --        $4.45    6.1 years
  Including Month-to-Month Leases
    Cash Basis                         100    1,253,884     --      $27.29     --         --         --
    GAAP Basis                         100    1,253,884     --      $28.79     --         --         --

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Lease Expirations
September 30, 2006

                                    Square        Percentage of    Annualized Base Rent
Year of Lease    Number of        Footage of        Aggregate       of Expiring Leases
 Expiration   Leases Expiring   Expiring Leases Leased Square Feet  (per square foot)
------------- ---------------   --------------- ------------------ --------------------

    2006            44       (1)    440,647            4.7%               $23.21
    2007            55             1,007,782          10.7%               $27.71
    2008            37              717,550            7.6%               $26.85
    2009            43              658,136            7.0%               $21.81
    2010            34              795,862            8.5%               $26.50

                                      Square Footage of Expiring Leases
              Markets                       2006          2007
-----------------------------------      -----------   -----------

California - Los Angeles Metro                9,100         3,653
California - San Diego                      165,071       194,672
California - San Francisco Bay               34,614       184,030
Eastern Massachusetts                       113,495       163,416
New Jersey/Suburban Philadelphia                --            --
Southeast                                    50,695        31,570
Suburban Washington D.C.                     29,796       410,899
Washington - Seattle                         37,876        19,542
International - Canada                          --            --
                                         -----------   -----------
Total                                       440,647 (1) 1,007,782
                                         ===========   ===========

  Includes month-to-month leases for approximately 58,000 square feet.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Additions to and Dispositions of Properties
For The Quarter Ended September 30, 2006
 (Dollars in thousands)

                                                    Acquisition       Month of       Rentable
                   Markets                             Amount       Acquisition    Square Feet
----------------------------------------------      ------------    ------------   ------------
Additions to Operating Properties/Properties
      Under Redevelopment

Eastern Massachusetts                              $    600,000 (1)     July           981,644
New Jersey/Surburban Philadelphia                        21,050      September          50,000
                                                   -------------                   ------------
      Additions to Operating Properties                 621,050                      1,031,644

California - Los Angeles Metro                            4,954         July            29,660
Eastern Massachusetts                                       --  (1)     July           155,090
                                                    ------------                   ------------
      Additions to Properties Under Redevelopment         4,954                        184,750
Total Additions to Operating Properties/Properties  ------------                   ------------
      Under Redevelopment                          $    626,004                      1,216,394
                                                   =============                   ============

                                                    Acquisition       Month of     Developable
                   Markets                             Amount       Acquisition    Square Feet
----------------------------------------------      ------------    ------------   ------------
Additions of Land:

California - San Francisco Bay                     $      1,000      September          24,000
                                                   -------------                   ------------
Total Additions of Land                            $      1,000                         24,000
                                                   =============                   ============

                                                    Disposition       Month of       Rentable
                   Markets                             Amount       Disposition    Square Feet
----------------------------------------------      ------------    ------------   ------------
Dispositions:

None                                                    N/A             N/A            N/A
                                                   -------------                   ------------
Total Dispositions                                  $        --                             --
                                                   =============                   ============

  Represents the purchase of a seven building campus for a total contract price of $600 million. The contract price of $600 million includes assumption of a secured note payable of approximately $225 million. One building totaling approximately 155,090 square feet is under active redevelopment.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Properties Under Ground-Up Development, Square Footage Under Redevelopment and Square Footage Under Development/Pre- Construction
September 30, 2006

                                           Estimated
                                           In-Service      Rentable
Markets                                      Dates       Square Footage
---------------------------------------  --------------  ---------------
Properties Under Ground-Up Development (1)

California - San Francisco Bay                4Q07            154,000 (2)

California - San Francisco Bay                1Q09            133,000

Washington - Seattle                          4Q06             50,000 (3)
                                                         ---------------
Total                                                         337,000
                                                         ---------------
Square Footage Under Redevelopment (4)

California - Los Angeles Metro                4Q08             20,560

California - San Diego                        4Q06             71,510

California - San Diego                        3Q07             87,140

California - San Francisco Bay                1Q07             30,000

California - San Francisco Bay                3Q07             58,400

Eastern Massachusetts                         1Q07             25,847

Eastern Massachusetts                         2Q07             26,589

Eastern Massachusetts                         4Q08            155,090

Southeast                                     2Q08             45,841

Washington - Seattle                          4Q07             12,719
                                                         ---------------
Total                                                         533,696
                                                         ---------------
Square Footage Under Development/Pre-Construction (5)       4,350,000
                                                         ---------------
Grand Total                                                 5,220,696
                                                         ===============

In accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost" ("SFAS 34") and Statement of Financial Accounting Standards No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects" ("SFAS 67"), we are required to capitalize direct construction, including pre-construction costs, interest, property taxes, insurance and other costs directly related and essential to the acquisition, development, redevelopment or construction of a project. Pursuant to SFAS 34 and SFAS 67, capitalization of construction, development and redevelopment costs, including interest, is required while activities are ongoing to prepare an asset for its intended use. Pre-construction costs include costs related to the development of plans and the process of obtaining entitlements and permits from government authorities. Costs incurred after a project is substantially complete and ready for its intended use are expensed as incurred. Should development, redevelopment or construction activity cease, construction costs, including interest, would no longer be eligible for capitalization, under SFAS 34 and SFAS 67, and would be expensed as incurred. Interest mandated to be capitalized on ground-up development, active redevelopment and other construction projects, including development/pre-construction on certain land parcels, for the three months ended September 30, 2006 was $9.7 million.

  The current construction cost of ground-up development is expected to average between $250 and $350 per developable square foot. Our aggregate construction costs to date approximate $80 per developable square foot.
  This development project is partially leased.
  This development project is 100% leased.
  Our redevelopment program involves ongoing activities necessary for the permanent change of use of applicable redevelopment space to office/laboratory space. Spaces currently built out with laboratory improvements are generally not placed into our value-added redevelopment program. As required under GAAP, interest is capitalized on redevelopment properties on the basis allocable only to that portion of space actively undergoing redevelopment. The current construction cost of properties under redevelopment will average $75 and $100 per square foot. In addition to properties under active redevelopment, as of September 30, 2006 our asset base contains imbedded opportunities for future permanent change in use to office/laboratory space through redevelopment aggregating approximately 1.1 million square feet. See Summary of Imbedded Future Development and Redevelopment Square Footage on page 17.
  See Summary of Imbedded Future Development and Redevelopment Square Footage on page 17.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Imbedded Future Development and Redevelopment Square Footage
September 30, 2006

                                      Imbedded Future Development and Redevelopment
                                      ----------------------------------------------
                                       Development     Redevelopment
              Markets                 Square Footage   Square Footage     Total
------------------------------------- --------------   -------------- --------------
California - San Francisco Bay            3,553,000 (1)      138,000      3,691,000

California - San Diego                      467,000 (2)      143,000        610,000

California - Suburban Washington D.C.       886,000 (3)      397,000      1,283,000

Eastern Massachusetts                       225,000          185,000        410,000

Washington - Seattle                        386,000 (4)      120,000        506,000

Other                                       384,000 (5)      157,000        541,000
                                      --------------   -------------- --------------
Total Imbedded Future Development
and Redevelopment Square Footage          5,901,000        1,140,000      7,041,000
                                      ==============   ============== ==============

The imbedded future development and redevelopment square footage shown above represents future ground-up development projects and future redevelopment (permanent change in use of applicable space to office/laboratory space) projects. A significant portion of our imbedded future development square footage is in the development/pre-construction phase (entitlement, permitting, design, etc.) of development. See discussion on SFAS 34 and SFAS 67 on page 16. The exact date of physical construction will depend on successful completion of development/pre-construction activities and management's assessment of overall market conditions. As required under GAAP, direct construction, interest, property taxes, insurance and other costs directly related and essential to the development/pre-construction, or construction of a project, is mandated to be capitalized during pre-construction phase when activities are ongoing to bring these assets to their intended use.

  Approximately 3.0 million developable square feet located in the San Francisco Bay market is in development/pre-construction.
  Approximately 350,000 developable square feet located in the San Diego market is in development/pre-construction.
  Approximately 590,000 developable square feet located in the Suburban Washington D.C. market is in development/pre-construction.
  Approximately 360,000 developable square feet located in the Seattle market is in development/pre-construction.
  Approximately 50,000 developable square feet is in development/pre- construction.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Summary of Capital Costs
For the Nine Months Ended September 30, 2006
(In thousands)

Property-related capital expenditures (1)	$ 952
Leasing costs (2)	$ 289
Property-related redevelopment costs (3)	$ 81,610
Property-related development costs (3)	$ 96,971

  Property-related capital expenditures include all major capital and recurring capital expenditures except capital expenditures that are recoverable from tenants, revenue-enhancing capital expenditures, or costs related to the redevelopment of a property. Major capital expenditures consist of roof replacements and HVAC systems which are typically identified and considered at the time the property is acquired. Capital expenditures fluctuate in any given period due to the nature, extent or timing of improvements required and the extent to which they are recoverable from tenants. Approximately 91% of our leases (based on rentable square feet) provide for the recapture of certain capital expenditures (such as HVAC systems maintenance and/or replacement, roof replacement and parking lot resurfacing). In addition, we implement an active preventative maintenance program at each of our properties to minimize capital expenditures.
  Leasing costs consist of tenant improvements and leasing commissions related to leasing of acquired vacant space and second generation space.
  Amount includes leasing costs related to development and redevelopment projects.

ALEXANDRIA REAL ESTATE EQUITIES, INC.
Conference Call Information
For the Third Quarter Ended September 30, 2006

Alexandria Real Estate Equities, Inc. will be hosting a conference call to discuss its operating and financial results for the third quarter and nine months ended September 30, 2006:

Date:	November 3, 2006
Time:	11:00 A.M. Pacific Standard Time
Phone Number:	(719) 457-2692
Confirmation Code:	5973441